Exhibit 4(p)
EXECUTION VERSION
THIRD SUPPLEMENTAL INDENTURE
          THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 3, 2011 among DENBURY RESOURCES INC., a Delaware corporation, on behalf of itself and the Subsidiary Guarantors (the “Existing Subsidiary Guarantors”) under the Indenture referred to below, THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee under the indenture referred to below (the “Trustee”) and the following indirect, wholly-owned subsidiaries of the Company, referred to herein collectively as the “New Subsidiary Guarantors”:
          Denbury Pipeline Holdings LLC
          Denbury Gulf Coast Pipelines LLC
W I T N E S S E T H :
          WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture dated as of dated as of February 13, 2009 (the “Indenture”), the Company has executed the First Supplemental Indenture dated as of June 30, 2009, and the Second Supplemental Indenture dated as of March 9, 2010, providing for the issuance of 9.75% Senior Subordinated Notes Due 2016 (the “Securities”); and
          WHEREAS, the Company desires to amend the Indenture, as set forth herein;
          WHEREAS, Denbury Encore Holdings, Inc. changed its name to Denbury Holdings, Inc. by amending its Certificate of Formation, effective as of December 31, 2010
          WHEREAS, EAP Operating, LLC changed its name to Denbury Air, LLC by amending its Certificate of Formation, effective as of December 31, 2010;
          WHEREAS, Denbury Operating Company merged with and into EAP Properties, Inc., and then changed its name to Denbury Operating Company, pursuant to an Agreement and Plan of Merger, dated as of December 31, 2010;
          WHEREAS the Company desires to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall fully and unconditionally guarantee all of the obligations of the Company under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and
          WHEREAS pursuant to Section 9.01(5) of the Indenture, the Trustee, the Company and Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:
Denbury Resources Inc.
Third Supplemental Indenture
Notes due 2016

1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          (b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2. Amendments to the Indenture.
          (a) All references to Denbury Encore Holdings, Inc. are amended to read Denbury Holdings, Inc.;
          (b) All references to EAP Operating, LLC are amended to read Denbury Air, LLC;
          (c) All references to EAP Properties, Inc. are amended to read Denbury Operating Company.
3. Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally, with each other and with all other Existing Subsidiary Guarantors, to guarantee all of the obligations of the Company under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.
4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6. Effectiveness. This Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto.
7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Denbury Resources Inc.
Third Supplemental Indenture
Notes due 2016

9. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.
10. Severability. In case any provision in this Supplemental Indenture or the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
11. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
[Signature page follows]
Denbury Resources Inc.
Third Supplemental Indenture
Notes due 2016

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DENBURY RESOURCES INC., on behalf of itself and the Existing Subsidiary Guarantors,

By: Name:	/s/ Phil Rykhoek Phil Rykhoek
Title:	Chief Executive Officer

DENBURY PIPELINE HOLDINGS LLC

By: Name:	/s/ Mark C. Allen Mark C. Allen
Title:	Senior Vice President and Chief Financial Officer

DENBURY GULF COAST PIPELINES LLC

By: Name:	/s/ Mark C. Allen Mark C. Allen
Title:	Senior Vice President and Chief Financial Officer
Denbury Resources Inc.
Third Supplemental Indenture
Notes due 2016

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By: Name:	/s/ Julie H. Ramos Julie Hoffman-Ramos
Title:	Senior Associate
Denbury Resources Inc.
Third Supplemental Indenture
Notes due 2016

5